NEWS RELEASE for April 26, 2011 for IMMEDIATE RELEASE

Investor Contact:

Kerryann McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
(781) 993-2411
ir@palomarmedical.com

PALOMAR’S PATENT INFRINGEMENT LAWSUIT AGAINST CANDELA PROCEEDS TO TRIAL

Burlington, MA, [April 26, 2011] – Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of lasers and light systems for aesthetic treatments, announced today that its patent infringement lawsuit against Candela Corporation (acquired in 2010 by Syneron, Inc.) will now proceed to trial.  Palomar has accused Candela of willful infringement of U.S. Patent No. 5,735,844 (“the ‘844 patent”).  Today, the Judge issued a ruling on Candela’s motion for summary judgment which marks a final step before trial.

The ruling denied Candela’s motion for summary judgment that the ‘844 patent is invalid over prior art.  The ruling further denied Candela’s motion for summary judgment that Candela’s products do not infringe claim 32 of the ‘844 patent.  The Judge also ruled that Palomar had insufficient evidence to prove that Candela’s products infringe claims 1, 19 and 27 of the ‘844 patent.  Consequently, once the Judge conducts a scheduling hearing and a trial date is determined, the lawsuit will proceed to trial on Palomar’s assertion that Candela’s products infringe claim 32 of the ‘844 patent.

The ‘844 patent relates to light-based hair removal and has already been licensed to many other companies.  The U.S. Patent Office has also found the existing claims, including claim 32 of the ‘844 patent, valid over prior art raised by Candela in a re-examination proceeding.  Claim 32 of the ‘844 patent is broad and covers all of Palomar’s licensee’s hair removal products as well as Palomar’s own hair removal products.

Palomar is also suing Syneron, Inc. for patent infringement of the ‘844 patent as well as related U.S. Patent No. 5,595,568 (“the ‘568 patent”).  On November 17, 2010, a claim construction hearing (also known as a Markman hearing) was held and Syneron argued that certain words in the claims should be construed such that the claims would only cover lasers and would not cover their lamp based products.  On April 14, 2011, the Judge issued a ruling which did not limit independent claims 1 of the ‘568 patent or 1, 17, 19, and 32 of the ‘844 patent to only lasers, such that these claims will cover both lasers and lamps.  The ruling only limited independent claims 14 of the ‘568 patent and 27 of the ‘844 patent to lasers.  Accordingly, Palomar’s lawsuit will proceed against both Syneron’s lamp and laser products.

Chief Executive Officer Joseph P. Caruso commented, “Palomar exclusively licensed the ‘844 and ‘568 patents from Massachusetts General Hospital in 1995.  Palomar was the first company to receive FDA clearance and bring a high powered light-based hair removal system to market.  Palomar was later the first company to receive FDA clearance for permanent hair reduction and the first company to receive over the counter clearance from the FDA for a hair removal device.  After establishing light-based hair removal as a viable treatment option, many competitors began to use our technology.  Several competitors properly took licenses while others opted not to at their own risk.  Unauthorized taking of technology is what the patent system is designed to prevent.  We intend to continue our aggressive patent enforcement strategy of our hair removal patents as well as other patents both to protect our own investment in research and market development as well as the investment of our licensees.”

Patricia Davis, Palomar's General Counsel and a registered patent attorney, commented, “The next step in our case against Candela is to meet with the Judge and request a trial date as soon as possible.  We hope to have a trial in 2011.  We are confident in our position that Candela’s products infringe the ‘844 patent.  We are looking forward to trial.”

About Palomar Medical Technologies, Inc.: Palomar is a leading researcher and developer of laser- and light-based systems for aesthetic treatments.

Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology.

As a pioneer of fractional technology, Palomar is an owner of fundamental intellectual property in this area. In December 2009, Palomar received the first United States Food and Drug Administration (FDA) clearance for the treatment of stretch marks using a fractional non-ablative laser. In September 2010, Palomar received the first FDA clearance for a fractional ablative and fractional non-ablative combination treatment.

In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the FDA for a new, patented, home-use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) OTC clearance from the FDA for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows these products to be marketed and sold directly to consumers without a prescription. Palomar introduced the PaloVia™ Skin Renewing Laser™ in December 2010.

There are now millions of laser- and light-based aesthetic procedures performed around the world every year in physician offices, clinics, spas, salons, and homes.  Palomar is testing many new and exciting applications to further advance the aesthetic market and other surgical applications.

For more information on Palomar and its products, visit Palomar’s website at palomarmedical.com.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2010 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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